As filed with the Securities and Exchange Commission on December 2, 2014                                               Registration No. 000-55286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

MOMS ONLINE, INC.
(Name of registrant as specified in its Charter)

Nevada	46-3856798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1828 Broadway, 2nd Floor, Suite C
Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 503-7584

Securities to be registered under Section 12(b) of the Act:

None	None
Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered under Section 12(g) of the Act:

Common Stock, par value $0.001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

MOMS ONLINE, INC.

FORM 10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

Item 1. Business

Organization

MOMS ONLINE, INC., a Nevada corporation (“Moms Online” or the “Company”) was incorporated on October 1, 2010 in the state of Nevada as an early stage, emerging growth company. Moms Online, Inc. was formed as a wholly owned subsidiary of Ice Lounge Media, Inc. (“IceLounge,” or “IceLounge Media”) to hold, create, collect and adapt social media site aimed at “moms.” IceLounge spun off Moms Online to the IceLounge shareholders in late 2013 in an effort to further the ongoing focus of Moms Online on the continued development of websites devoted to moms and to reduce the dual funding obligations of IceLounge and Moms Online. Through the spin off, IceLounge was hopeful Moms Online business model was compelling enough Moms Online could raise its own capital and not have to rely on the funding of IceLounge. The spin off was accomplished through a share dividend from IceLounge to its shareholders. Following the spin-off, IceLounge retained 50% of the Company with the other 50% being held by 41 shareholders of IceLounge. The 41 shareholders consisted of fewer than 35 non-accredited investors. No public announcement of the spin-off was conducted nor was there a vote of shareholders related to the spin-off. The IceLounge shareholder had all been shareholders for in excess of three years, except for six of the IceLounge shareholders. No additional consideration was received from the IceLounge shareholders by IceLounge or the Company related to the spin-off. Additionally, all shareholders of IceLounge received a pro-rata proportion of shares of Moms Online common stock. The distribution was based on the percentage of shares held in IceLounge with each shareholder receiving a pro-rata proportion based on their share ownership in IceLounge. With IceLounge being primarily funded through friends and family of its management, IceLounge was able to keep shareholders apprised of the proposed spin-off of Moms Online and provide information to the shareholders as to Moms Online and its new status and direction. As a private company, IceLounge did not make any announcements in the public space as to the spin-off of Moms Online and instead directed communications to only its shareholders. IceLounge engaged in the spin-off on the belief it would be easier for Moms Online to obtain funding and employees if it was not under the umbrella of IceLounge. With IceLounge trying to fund its own operations, IceLounge management determined it would be better for Moms Online to have its own identity and focus outside of the IceLounge umbrella. It was the hope of IceLounge management, that Moms Online would be able to attract its own funding and employees if it has a single focus and identity. Having operated as a wholly owned subsidiary of IceLounge for three years, IceLounge management determined Moms Online would not be able to advance as quickly as a wholly owned subsidiary as it would if it could attract its own capital and employees. There can be no assurance that being separated from IceLounge will result in the ability to attract capital or employees.

Emerging Growth Company Status

As part of the Jumpstart Our Business Startups Act of 2012 (“JOBS ACT”), companies with less than one billion in gross revenue can qualify as an “emerging growth company.” We will qualify as an emerging growth company as defined in the JOBS Act, and, as such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure obligations regarding executive compensation in our periodic and annual reports, (iii) not being required to comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, and (iv) not being required to obtain stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of the reduced disclosure obligations. Additionally, we will qualify as a “Smaller Reporting Company” and also have the advantage of not being required to provide the same level of disclosure as larger companies. Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have made the irrevocable election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, which is irrevocable, our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed one billion dollars, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common units that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. At this time we expect to remain both a “Smaller Reporting Company” and “Emerging Growth Company” for the foreseeable future.

Business

Moms Online’s principal products and services will be associated with its website, visitors and subscriber base. Moms Online focus is on its website momscorner.com and related sites and sub sites. The focus of the sites is aimed at providing information, forums and social networking for moms. Revenue generation will come from several channels including advertising, data research, and ecommerce. Advertising is the initial and core revenue channel, which includes display adverting, sweepstakes and contests, and premium integrated sponsorships. At this time, we have not generated revenue and there is substantial doubt and uncertainty as to our ability to generate any revenue or that our business model will prove profitable. As we have only completed the beta phase and initial limited launch of our website, the ultimate success of our site is unknown. Additionally, we will need further funding to be able to launch our site and for ongoing support of the site. Without the additional funding, we will not be able to remain in business. We initially launched our website with a small word of mouth rollout and hopefully once the additional capital is secured, we can expand our marketing efforts to attract more potential members or users to our site.

Our business model is focused on the development of a web site focused on providing a destination site for moms as they seek information, forums or other outlets to gather information for everything from purchases, school choices, beauty advice, career advice or any other item were someone wants independent advice or verification. Management believes moms tend to research items and interact on social media at a high percentage and would be interested in a site devoted to answering questions they encounter on a daily basis. Management’s belief in moms’ use of web sites and social media to interact and research items is based on management’s personal observation and has not been analyzed by management on a more scientific study. Without third party data on this belief in moms’ online activity, investors will be taking a jump in the acceptance of management’s belief without supporting data. Management has not had the funds to spend on actual studies and has had to rely on an initial belief in moms’ behavior without third party support. With these perceived characteristics, management developed a web site that offered certain features. These features allow interaction or forums among visitors. Management believes, if they could create a site that was compelling for a target niche marketplace, this site would be able to generate revenue from multiple sources such as advertising and online product sales.

Since our business model relies on attracting users and having active interaction with these users, it will take some time for our revenue model to be able to support our operations. Until we have sufficient web site users, we will not be able to generate advertising dollars or sell sufficient products to be able to support our operations. Since the overall acceptance of our site is unknown, there is a high degree of risk we will not be able to generate sufficient revenue to remain in operations.

The roll out of our business plan and website will be dictated by our ability to raise sufficient capital to accomplish our goals for the next twelve months. With our website now functioning, our immediate efforts will be on generate updated content and driving users to our site. Both of these endeavors will require additional capital. We estimate we will need approximately $100,000 of additional capital to enhance our website from both a technical and content standpoint as well as commence initial advertising of our site. In addition to the funds for advertising and website technical and content improvement, we will need another $100,000 to $140,000 over the next twelve months for operational purposes to cover expenses as we increase our staff. Without these funds, we will have to continue to rely on word of mouth approach to driving site traffic which has not proven effective on its own. Additionally, if we raise less capital than budgeted, we will have to slow our planned advertising campaign and reduced the amount of staff we will be able to hire which will further delay our ability to start producing revenue. If we are able to raise the capital, our first step will be to focus on improving the content of our site which will take approximately one to two months to update and be in a position to provide continual updated content feed. Once this update content is loaded to the site, we plan on focusing on increasing our advertising spends through relevant key word advertising as well as banner advertising. Since we cannot rely on or predict a revenue stream at this point, our budgeting has focused on first obtaining the necessary capital raise. Without additional capital, we will not be able to roll out our business plan and our website will most likely not generate sufficient traffic to result in revenue. If we are able to raise the capital, we would anticipate the next twelve months will be focused on determining the success of the advertising campaign and website and adjusting the site and campaign to track feedback and result. If our results are proving promising, we anticipate trying to raise additional capital to expand on our efforts with the goal of using the data to better refine our website and messaging and to start focusing on our revenue model. Over the next twelve months, we hope to obtain enough data to be able to start running cost benefit analysis and start refining our revenue model with the goal of starting 2016 with a clearer picture of our site traffic, the costs of the traffic and our revenue model. During year two we also hope to be able to analyze the success in obtaining repeat users and determine if we are generating only visitors to our site from advertising or if we our starting to receive organic visitors or visitors which come to the site on their own or through other means instead of from some form of paid advertising.

Products/Website

The Company developed the Momscorner.com website and released its beta version on October 1, 2011 and released the live version on February 1, 2012. The beta version of the site was limited to review by select users by invitation only. It was the first version of the site that was completed to the point management wanted to start testing it with some live third party users instead of just with the Company’s programmers and management. The live version expanded upon the number of users and incorporated the changes, fixes and other programming needs found during the beta phase. The live version of the site no longer restricted entry of users compared to the beta phase where entry to the site was limited to only parties designated by invitation to use the site. Although we have released our live version, we have been undercapitalized and have not had the ability to market our website or continue to develop our content as we would like if we had additional capital. Additionally, we are currently working on making the site mobile enabled in effort to have the website easier to view on mobile devises such as smartphones.

Our website is being continually developed and refined to allow this target niche market to be able to interact with other users having similar interests as well as share content and ask and answer questions. The website has been designed to be very interactive and encourages users’ participation. Although we will provide content, products and support, the ultimate success of our site will be dependent on getting sufficient number of user to actively participate in the site through forums, blogs and reviews. With limited resources, we would not be able to provide sufficient content without active user participation. We believe the long term success of our site is dependent on interactive users or members willing to share their knowledge, experience or questions within a community setting.

Momscorner.com

We named out website “momscorner” to emphasize this site is about mothers’ communicating with each other in a community setting. The site is less about our content or thoughts than about the individual users experience and knowledge which can be shared with other users. Although we will provide content, articles, blogs and products, the ultimate success relies on the user experience through their interaction with others. The momscorner.com platform includes the following features and functionality:

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Member profiles – each member may fill out an extensive list of profile questions. Profiles include both demographic and psychographic questions.

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Quick answer questions – poll and multiple choice based questions with the ability to attach photos and videos

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Long answer questions – long format text based questions that require in-depth answers with the ability to attach photos and videos

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Voting – members will be able to vote up answers that they deem to be good or vote down on an answer that they deem to be irrelevant. This moves up good answers and experts within each category.

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Comments – members can reply to answers to promote their expertise in a subject and promote openness.

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Categories – MomsCorner will have categories that moms can follow and create questions within the categories.

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Gamification – points will be awarded by participating, either by asking questions, answering questions or voting upon answers.

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Community – members may follow other members that they trust and are influential

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Messaging – members interact with one another through public comments or private, one-on-one messaging.

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Points redemption – members can use their collected points to “dress” up their owl (mascot) avatar or to receive coupons or discounts (future).

Momscorner Technology

The momscorner.com platform is engineered on a Microsoft platform. It uses the Microsoft.NET Framework, IIS 6.0, and Microsoft SQL Server 2000. The code base is authored with proprietary methodologies (including mobile phone technologies) and is owned by our former parent, Ice Lounge Media, and licensed to us. The process of converting video media combines proprietary methodology with software licensed from major firms.

The platform has been engineered such that scalability, expansion and/or movement of physical hardware will result in little or no downtime. It can also be re-deployed (new websites created) rapidly (within days if necessary) for new social networking opportunities that may arise.

Technology Highlights:

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Microsoft .NET Framework

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Real-time video conversion process

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Real-time media posting from mobile phones

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Simple scalability model

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Rapid re-deployment

Momscorner.com combines the following components:

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Niche social networking website

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Member-provided content, including video and photos

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Mobile phone technology

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Question and Answer platform

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Gamification

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Virtual goods and redemption

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Blogging

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Online advertising revenues

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Data collection and data mining revenues.

Marketing and Sales Strategies

The website marketing is focused toward moms and their interests, questions, reviews and social outlets. By creating an interactive website with user driven content, we hope to encourage this demographic to upload content, and actively communicate with other participants as well as invite others to view the site.

The company currently emphasizes three types of marketing initiatives:

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“Word of Mouth”: Word of mouth marketing is providing site integrated communication toolsets to members to easily share and invite their friends to join the community. We believe member endorsement is strongest when member receives value from the site such as reading relevant content, meeting new friends, receiving invaluable advice from other members, and being entertained. Therefore we will provide integrated tools to share their experience in all relevant content and social activities.

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Internal Marketing: This may include, but is not limited to, scheduled online promotions and contests, co-marketing initiatives with other third parties, and cause related programs with non-profits.

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Paid Marketing: This is where we pay to acquire new members from third-party procurement companies (such as ad networks, search engines, and Facebook) and other publishers.

Until we raise additional capital, our initial focus will be on word of mouth with limited targeted banner advertisement through key word searches on sites such as Google. Our goal is to leverage social networking and consumer generated media websites by creating a niche website where members have an immediate common connection with one another. Momscorner.com combines social networking software (SNS) with consumer-generated media technology (CGM) to develop a website which allows easy interaction and encourages member or user generated content. Members or users upload their content (photos, videos, and blogs), view other member content, and invite others to come view their uploaded content. In time, we hope to aggregate thousands of videos, becoming much like an online TV station with an endless supply of engaging, consumer-generated content for our niche target community. Our technology will also convert member content to other portable formats. Our members or users will be able to view momsonline branded content on our website as well as their mobile devices such as smart phones and tablets.

Products and Services

The Company’s revenues will come from online advertising, sponsorship and market research. Since we are currently in the initial rollout of our website design and launch, we only have an outline or goal of how we will receive revenue. Until we have a better understanding or statistical information on the number of users and repeat users, we will not be able to say if we will be able to obtain advertising revenue, research revenue or product sales. We are hopeful these sources of revenue will be available but they are all dependent on establishing sufficient active users to our website. At this time, without sufficient capital to advertise and improve our site, we have been unable to obtain revenue and there is substantial doubt and uncertainty on our ability to generate revenue from advertising, sponsorship or market research or any other source of revenue.

Relevant Display Advertising. Banner Advertisements. Alongside or at the top of all website pages, except the homepage, will sell advertising banners from related industry manufacturers and service providers. Banner ads also appear in the video player, picture viewer, and MP3 player, and full-page interstitials. Before any video is played, a full page interstitial will be displayed.

Ecommerce through Affiliated Links. Momscorner.com can also be a marketplace of its own with sections dedicated to the purchasing of standard supplies as well as directing users to specialty and custom products.

Reward Advertising. Users accumulate points by being influential. With the points, they can redeem gift cards, coupons, sponsor’s products or services. Users are rewarded for asking or answering questions and being voted up for good answers and comments. We would use these rewards, provided by advertisers and product companies, to encourage user participation and generate revenue by the advertisers or product companies paying us to provide the prizes and related advertising links.

Corporate Sponsorship. Corporate sponsors are long-term advertisers that sponsor a specific section or functionality. For example, there could be a corporate sponsor for the picture viewer or video player. In this case, the entire interface is branded with the sponsor’s logo.

Video Commercials. A slated enhancement is the ability to play commercials. Commercial are played before each video is played.

Data Mining and Market Research. Other sources of revenue will come from data mining and market research. Mothers tend to share with other mothers and to seek collaboration. The question and answer format is a great platform for advertisers and market research companies to test out ideas and survey moms below a general public product release. The very nature of our platform encourages our members to participate through expressing their passionate opinions. Initially, data mining and market research revenues will come in three forms:

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The MomsCorner.com Report – A state of the Motherhood industry report. Produced quarterly from monthly surveys of MomsCorner.com members.

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Custom Surveys and Reports – Clients may retain us to create surveys and reports.

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E-Focus Groups – Clients may retain us to gather a target segment to perform online focus groups.

Competition

There are several competitors in each of the segments of our targeted industry. Additionally, any social site, including Facebook and YouTube would be direct competitors. The leading website competitors are.

Social networks primarily for moms:

SocialMoms.com: http://www.socialmoms.com

CafeMom.com: http://www.cafemom.com

Babycenter.com: http://www.babycenter.com

iVillage.com: http://www.ivillage.com

Scarymommy.com: http://www.scarymommy.com

5MinutesForMom.com: http://www.5minutesformom.com

LifetimeMoms.com: http://www.lifetimemoms.com

MomsWhoThink.com: http://www.momswhothink.com

NickMom.com: http://www.nickmom.com

Although there are many websites devoted to moms plus social media sites which we would compete, we hope to be able to differentiate our website through its features and hopefully offering a unique experience. We intend to focus on features such as photo sharing, chat rooms, blogging and pages featuring discussions and viewpoints of the site users. We also will offer the ability to vote and add likes/dislikes to the site. Additionally, as we are trying to create an interactive site, we intend to add social gaming, conference and workshop sponsorship as some additional features as well as social reward points and prizes to encourage participation. Although we are hopeful these features help distinguish our site in a very crowded field, there can be no assurance moms will want to visit our site or find it worthwhile to participate or utilize the site features. Currently, we have limited visitors and do not have the funds to add updated content to make the site attractive for visitors. Even if we are able to raise additional capital and update the site content, there is no assurance the site will prove popular with potential visitors.

Social networks for broader audiences:

Facebook, Myspace, LinkedIn, Babble.com, IAC, Viacom, Say Media, Google, and Twitter would be companies and sites that would be competitors. Most of our competitors are more established, better financed and have loyal users or members. It may be difficult for us to compete with these companies based on our limited resources compared to their larger resources and established brand name and communities.

Employees

As of November 1, 2014, the Company does not have any employees except our executive officers. We rely on 9 consultants working on a contract basis. The consultants work on a month to month basis and we do not have any contracts with the employees. We believe we will be able to retain new consultants if we were to lose any of the consultants we currently use. Since our platform is licensed from another company, we have not felt the lack of contracts or intellectual property protection has been required from the consultants which have focused on only minor coding issues and updates but as we move forward, management is developing a consulting and employment agreement all parties will be required to sign which will assign all rights to development work and intellectual property over to the Company. We hope to have these agreements in place for the start of 2014 but believe the lack of agreements in the past has not been an issue due to the limited work the consultants have performed on the technology development. All consultants are paid on an hourly basis. The Company is not a party to any collective bargaining agreements.

Description of Property

The Company has no real properties and has a month to month office lease at $600 per month. Our office lease is a shared office arrangement. Once we have sufficient website traffic and have raised additional capital, we will look at leasing additional office space. We believe the current office arrangement will be sufficient through the balance of the year and the first part of 2015.

Regulations

We do not believe there are any significant regulations affecting our business. We believe the regulations we are subject do not put undue burden on our operations and we have designed our site. Our site has been designed to protect the privacy of information of visitors and customers and we provide a privacy statement stating how we use information received.

Concentration of Customers

As our site aim is to focus on users, we do not have a customer concentration. Until our revenue model is further developed, we will not know if we receive a substantial portion of our revenue from a particular source.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

The Company owns the copyrights and trade names for all the websites and internal workings it has developed. The Company leases the technology platform from Ice Lounge Media, Inc., a related party.

Research and Development Costs During the Last Two Fiscal Years

Since inception, most of our time has been focused on creating our business model and related website. Certain costs incurred in development of our website were capitalized with a total of $17,831 allocated to our website development.

Item 1A. Risk Factors

Moms Online’s operations are subject to a number of risks including:

Risk Factors Relating to Moms Online’ Proposed Activities

We currently do not have the capital to fund operations and are dependent on raising additional capital to stay in business.

We have only completed the initial development of our website and do not anticipate reaching a level of profitability to support our operations until 2016. At this time, with no revenue, there is no assurance we will ever obtain any revenue or reach profitability in 2016 or ever. If we are unable to obtain additional capital, it is unlikely we will be able to stay in business. Since our business model requires a certain level of users prior to obtaining profitability, and with no assurance we will be able to obtain any users, investors in Moms Online will be placing their money in a high risk venture without any assurances that we will ever be able to execute on our business plan or obtain the necessary financing and ongoing revenues to remain operational..

We currently do not have sufficient cash resources to pay existing obligations and need to raise additional capital in order to just pay our anticipated expenses for the year if we are going to be able to stay in business.

As of September 30, 2014, we have a working capital deficit of $41,043 with no current assets. Accordingly, we do not have sufficient resources to pay existing obligations much less anticipated expenses as we move forward. The Company licenses its technology platform from IceLounge Media for $50,000 per year under a five year license agreement. In 2014, IceLounge Media paid platform lease expense for the Company in a total amount $25,000. These borrowings bear no interest and due on demand. As of September 30, 2014, the balance is $34,553. If the Company is unable to raise sufficient capital to repay these loans, it could lose its favorable lease terms, which could have a negative impact upon the Company due to default on its lease obligations. If the Company defaults on its lease of its technology, it would essentially be out of business until a new platform could be developed which would cost time and money which the Company does not have. Accordingly , without an immediate capital infusion, we will not be able to remain in business or execute on our ongoing business plan. We will need $50,000 to $75,000 over the next twelve months to just cover ongoing expenses related to normal and anticipated operations related to the maintenance, licensing fees and continued development of our website. If we are to properly execute on our business plan, we will need an additional $25,000 to $30,000 of such funds focused on additional site and content development and $70,000 to $80,000 on advertising. We are hoping to raise up to $250,000 for the upcoming year to cover the above expenses and provide the necessary working capital to meet our internal goals. At this time we have no commitment for capital and have had to rely on loans from our officers. If we are unable to obtain additional capital, it is likely we will have to cease operations. Additionally, no guaranty can be made that with additional capital, such funds will help us reach our profitability and it is likely we will need several rounds of additional financing as we continue to refine our business and revenue model.

We have no revenue and have only completed a soft launch of our website which will be the source of our revenue and do not have sufficient capital to advertise our website so investors will be placing money in a company with no ongoing source of revenue, no proven revenue model and a company which is dependent on raising additional capital to stay in business.

Moms Online does not have an operating history in which to judge an investment decision. Additionally, Moms Online is currently undercapitalized and relying on equity and debt investments to continue operations. Although we have a business concept and an initial website, we have not proven out a revenue model or generate significant traffic to our site. Investors in Moms Online would be placing their money in a company with unproven and undeveloped business concept which is potentially years away from generating sufficient revenue to support Moms Online’s operation. Given the uncertainties facing the company, investors should look to an investment in Moms Online as highly speculative and risky with a high probability of losing their entire investment.

We have only had funds to complete an initial launch of our website and relied on word of mouth to attract customers which has proven to be insufficient to generate traffic to the site and we will need additional capital to be able to advertise to not only attract customers but to provide timely content which will help keep users coming back to the site instead of a one-time visit.

Following our initial launch of our website, we have had to rely on word of mouth to drive visitors to the site since we do not have sufficient capital to use for advertising. Word of mouth has not proven to be successful in attracting users to the site and management has determined, at least in the early stage of rollout, advertising dollars are required to be spent to drive sufficient users to the site to provide an initial user base. At this time, we do not know the extent of the advertising dollars required to drive users nor if once the user visit the site if they will come back to the site or become a regular user of the site. If we are unable to generate regular users of our site without having to rely on advertising to drive users, it will be difficult for us to stay in business. Investors in Moms Online will be placing funds in a company that may not be able to generate sufficient users to its site to be able to generate revenue and will not have an evidence of or sites ability to generate repeat users or revenue at this early stage. Our long term ability to have a compelling site which visitors will want to use on a regular basis and our ability to generate revenue from these users is unknown and we may never be able to generate repeat users or revenue.

We are still in the product development phase of our operations so the ultimate success of our products is unknown.

Moms Online is entering into a new business. Moms Online has focused on the development of a target website which may not resonate with the market. The ultimate success of Moms Online and its website is very uncertain. Investors will therefore be placing their money in an undercapitalized company with no proven operations.

We will need additional financing which will potentially dilute current investors and we may not be able to obtain such financing.

We intends to engage in further development of our website that will require additional capitalization. Additionally, we will need capital for ongoing operations, further web development and for advertising. Accordingly, Moms Online’ future success and profitability may be based on our ability to obtain additional financing on favorable terms. Additional financing may cause dilution to current investors and there can be no assurance that any additional financing will be on terms that are favorable to Moms Online and our shareholders. Without ongoing revenue, our ability to stay in business is contingent on outside capital and we currently have no commitments for such capital.

Our auditors have indicated in their audit opinion that there is a substantial doubt about our ability to continue as a going concern which will affect our ability to raise capital or borrow money.

Our auditors have issued an audit opinion indicating that there is a substantial doubt about our ability to remain as a going concern. As such, any potential investor or lender is unlikely to be willing to provide additional capital or loans to us. Without additional capital, we will not be able to remain in business or execute on our business plan. Even if we are able to obtain additional capital, given the “going concern” modification, it is likely investors would suffer substantial dilution to their investment.

We have not produced any revenue and only have a concept of how we will be able to obtain revenue which is unproven and may not actually generate revenue or sufficient revenue to cover operating costs.

Our revenue model is based on the concept advertisers will want to advertise on our site if we have sufficient ongoing users to our site as well as users will want to purchase products from our site. Currently, we have only completed a soft launch and have no regular users and it is completely unknown whether we will have any regular users in the future. As such, we have no idea if advertisers will be willing to advertise on our site or users will purchase on from the site. With these unknowns, potential investors in Moms Online will be placing their money in a highly risky venture which may never produce revenues and may be out of business prior to ever obtaining any revenue.

Our technology has only been recently developed and may not be scalable or work as well as we hope to attract and retain users.

With our technology not being tested under heavy user loads, we do not know whether it will function as hoped when we launch our site for actual users. If our technology does not function smoothly and is intuitive and easy for users, it is likely users will not use our site. If the technology does not work as hoped and users do not use our site, we would not be able to generate any revenue and it is unlikely we would be able to obtain sufficient funds to redo our technology. It is likely we would not be able to remain in business. Accordingly, investors in the Company would be risking their funds on unproven technology that may or may not work and if it does not work, we would most likely cease operations causing an investor to lose all of their investment.

Our technology is licensed through our former parent corporation, IceLounge Media, and if we fail to make required payments or other factors affect our licensing agreement, we could lose our license to the technology and effectively have to start over on a new site and design. If such event happened, it would be likely we would be out of business and not have the funds to create a new site.

We presently license our technology from our former parent, IceLounge Media. If we were to lose our rights to license the technology, we would have to create a new site which would require a complete ground up redesign and rollout of the site which would effectively put us out of business, at least temporarily and probably permanently if we were not able to raise additional capital. At this time, our license agreement requires we make payments to maintain our license and if we failed to make the payments, we would lose our rights to the technology and have to shut our website down. Although we currently have a strong working relationship with IceLounge Media, if we failed to make the required payments, this relationship could change. The loss of our technology license would effectively put us out of business at this stage in our development and possibly at any stage of our development given we would have to recreate our website from scratch using a new technology.

Upon effectiveness of this Form 10 registration statement, we will be required to file reports, including annual and quarterly reports, with the Securities and Exchange Commission and we currently do not have the funds to pay for these additional costs.

Upon the effectiveness of this Form 10 registration statement, we will be required to file annual and quarterly reports with the Securities and Exchange Commission (“SEC”). We are currently estimating these additional costs and expenses at up to $60,000 which include the expenses related to corporate governance, audits, filing fees and other expenses directly related to maintain our filing obligation with the SEC. Currently, we do not have the funds to pay for such additional expenses which we would anticipate increasing as our revenues grow and the costs of our audits and reviews increase. Without additional capital, we would not have the ability to pay for these expenses.

Our management currently work with and for other entities, including our former parent, IceLounge Media, which creates potential conflicts of interest from the standpoint of time available to work on the Company’s project to potential issues as to representing their other employer’s interest at the detriment of our interest.

Due to our lack of ability to pay our management, several members of our key management continue to work for other employers, including our former parent, IceLounge Media. This non-exclusive employment arrangement creates conflicts of interest as to time allocation with time devoted to the Company often second to time devoted to the managers other employer which often is the primary source of salary for the manager. This lack of time focus may create delays in our rollout of product and ability to respond to issues ranging from customer service to capital raising needs. Additionally, with management working for other employers, including our former parent, management may not always have the interest of the Company paramount including in the negotiating and dealing with items such as our technology license agreement with IceLounge Media. This potential and existing conflict of interest may delay our ability to execute on our business plan and make it difficult to raise capital form investors concerned about management focus and time commitments.

General Risks Relating to Investors

We intend to take advantage of the disclosure requirements of the JOBS Act provided for emerging growth companies including not providing all of the accounting disclosure that other companies will be required to provide which may limit an investor’s ability to compare our financial statements with other companies.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. Until the standards are required for private companies, we will not have to adopt those standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates. This could affect an investor’s ability to evaluate our financial statements compared to other public companies. In addition to the financial statements, the JOBS Act along with being a “Smaller Reporting Company” allows us to provide less disclosure on certain issues such as executive compensation as other companies which could affect an investor’s ability to compare us to other companies.

We do not intend to pay dividends in the near future.

Moms Online has not paid, and does not plan to pay, dividends in the foreseeable future, even if we were profitable. Earnings, if any, are expected to be used to expand operations, for research and development and for general corporate purposes, rather than to make distributions to shareholders.

Investors will not have cumulative voting and will not be able to elect directors based on the percentages of ownership.

Holders of Common Stock are not entitled to cumulate their votes for the election of directors or otherwise. The present shareholders of Moms Online will be able to elect all of the directors of Moms Online and effectively control Moms Online’s affairs making it difficult for investors to be able to change management or the direction of Moms Online. (See "DESCRIPTION OF SECURITIES.")

We may issue more stock without shareholder input or consent which could dilute the book value of your investment.

The board of directors has authority, without action by or vote of the shareholders, to issue all or part of the authorized but unissued shares. Since the board of directors can issue stock without shareholder approval, current shareholders and investors in the Company could be substantially diluted without any say in such action. Shareholders will have to rely on the board’s ability to judge if such issuance will help all shareholders. The Company is going to need additional capital and any further stock issuance will be determined solely by the board of directors and will dilute current shareholders and investors in the Company.

A relatively small number of stockholders and managers have significant influence over us and other stockholders will not be able to have a voice in the direction of the company and stockholders may disagree with the decisions of management.

A small number of our stockholders and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. Current management has over 24% of the issued and outstanding shares of common stock. Additionally, when combined with the ownership of Ice Lounge Media which controls over 46% of the issued and outstanding shares, the current management and companies they control would have approximately 70% control over the voting power. The voting power of these individuals could have the effect of preventing or delaying a change in control of our company which they oppose even if our other stockholders believe it is in their best interests. In addition, our executive officers have the ability to influence our day-to-day operations. These factors could negatively affect our company and our stock price as other investors may be unwilling to invest in a company with such a consolidation of control. Additionally, if stockholders dislike the decisions of management, it will be difficult for stockholders to get rid of current management.

The departure of certain key personnel could affect the financial condition of Moms Online due to the loss of their expertise.

Our business plan was developed by our officers and will depend on their ability to design and create the initial models for our website. Without their expertise, it is unlikely we will be able to complete the development and design of our website. We do not have the funds, at this time, to hire additional personnel and without current management, it would be unlikely we would be able to obtain further funding. The loss of any member of management, particularly, Calvin Wong and Kevin Ghim both of whom have been instrumental in the development of our business plan and website, would severely hinder our ability to develop our proposed website. Mr. Wong and Mr. Ghim have assisted in the providing direction for the website, working with programmers and in helping to arrange financing for the Company. Without their assistance, the ability to raise capital and continue the ongoing development and direction of the website would be severally limited. It would be difficult to replace the strategic direction of either party particularly as it relates to the ongoing business plan and capital raising which they direct. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial conditions. We do not maintain key man life insurance on any of our employees.

Item 2. Financial Information

Summary of Financial Information

We have not had any revenues since our inception in 2010. Our net loss for the year ended December 31, 2013, was $125,584 and our net loss for the nine months ended September 30, 2014 was $89,655. At December 31, 2013, we had no current assets or liabilities. At September 30, 2014, we had no current assets and current liabilities of $41,044 resulting in working capital deficit of $41,044.

The following table shows selected summarized financial data for Moms Online at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included herein beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013
Revenues	$0	$0
Cost of Revenues	0	0
General and Administrative Expenses	89,655	125,584
Operating Expense	0	0
Net (Loss)	(89,655	(125,584)
Basic (Loss) per Share	(0.02)	(0.03)
Basic Weighted Average Number of Shares Outstanding	4,265,995	4,265,995

BALANCE SHEET DATA:
	September 30, 2014	December 31, 2013
Total Current Assets	$0	$0
Total Assets	27,657	17,831
Total Current Liabilities	41,044	0
Working Capital (Deficit)	(41,044)	0
Stockholders’ Equity (Deficit)	(13,387)	17,831

Management's Discussion and Analysis or Plan of Operation

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

Moms Online’s accounting policies are more fully described in Note 1 of the audited financial statements. As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual differences could differ from these estimates under different assumptions or conditions. Moms Online believes there have been no significant changes since our year ended December 31, 2013. Moms Online believes that the following addresses Moms Online’s most critical accounting policies.

We will recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments. If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We will account for income taxes in accordance with FASC 740-20, “Accounting for Income Taxes.” Under FASC 740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. Until the standards are required for private companies, we will not have to adopt those standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

PLAN OF OPERATION.

Moms Online has developed a web site focused on moms. We have been undercapitalized and need additional capital in order to grow our site and continue with its development. We do not anticipate significant revenues until 2016 with the majority of 2015 focused on the ongoing expansion and improvement of the momscorner.com web site and member/user acquisition.

Our revenue model is contingent on reaching a certain level of users of our momscorner.com website before we will be able to start generating significant revenue. Until we are able to reach this level of users we will be dependent on outside sources of capital. Given our current asset base, we do not believe debt financing will be available and we will have to depend on the sale of our equity securities. At this time, there can be no assurance we will be able to raise any additional capital or obtain a level of users which would allow us to generate a profit. Additionally, given we have not generated revenue, there is substantial doubt about our ability to generate revenue from any source or that our business model will prove profitable or sustainable.

In order to pursue our business plan, we will need to raise additional capital and until we have raised the capital, we will continue operating at a minimal operations level which relies on outside consultants and a non-paid management team. Although we can continue in business at this minimal level which only requires approximately $50,000 to $75,000 per year to operate and maintain our licensing fees, this level of operations would not generate revenue or increase our web traffic to a point where we could execute on our business plan. In order to execute on our business plan, we must raise additional capital. Our business plan calls for approximately $225,000 to $250,000 in additional capital for each of the next two years for a total of $500,000. If we raise less than the budgeted capital amounts, we would have to reduce the goals and objectives for the upcoming months. Our model focuses on a steady rate of growth and expenditures to allow for a controlled rollout of our site and advertising dollars. If we raise funds this year, we hope to spend up to $25,000 to $30,000 on improving our website from a technical and content standpoint. We believe it would take up to two months to complete the revisions to the site and content upload to provide more relevant material for users. Once the site is updated, we want to engage in an advertising campaign with up to a $70,000 to $80,000 budget focused on driving visitors to our site. Prior to launching the advertising campaign, we would hope to add additional personnel that can monitor and analyze the web traffic and advertising spends to optimize our site and advertising spends to effectively utilize the advertising dollars. We believe this phased rollout will take an initial twelve months from site optimization to advertising spend and analysis. Through this period we will continue to monitor and improve our site and advertising spend to maximize web traffic. We cannot guarantee any of our efforts will work in generating web traffic and even if we are able to generate web traffic, such traffic will result in any revenue. If we raise less than the budgeted amounts, we would first reduce the hiring of new employees and then reduce advertising spend to match our capital raise. If we don’t raise our budget capital amount, we would further delay our business rollout and the ability to potentially generate revenue. We have had initial discussions with potential funding sources but to date, these discussions have not resulted in any commitments for capital. Prior discussions on capital raising have primarily been with existing business relations and referrals from friends of management. We have focused on funds and private equity groups to date but may look to expanding to larger net worth individuals to assist in the funding if the former funds and private equity groups prove unwilling to provide investment capital.

Once our website is establish, we hope to generate revenue from multiple sources, including online third party product sales, and advertising revenue. Currently, we are not generating revenue and cannot guarantee that our business model will generate any revenue much less sufficient revenue to cover our costs. Until we have a better estimate of the number of visitors we will be able to receive per day and the regular users, it is difficult to structure a revenue model with any degree of accuracy. Initially, management has assumed we would operate at a loss through 2015 as we try and establish a consistent user presence. To this end, management has tried to keep the overall expenses of the Company to a minimum and plan for the need to raise several small rounds of capital with the hope each round will move the Company closer to a revenue generating model. With the need to conserve available resources, our time line to profitability will be delayed which could provide any competitors an opportunity to copy our business model or also expand their existing web offerings to this marketplace.

LIQUIDITY AND CAPITAL RESOURCES

September 30, 2014

As of September 30, 2014, we had no current assets and current liabilities of $41,044 resulting in working capital deficit of $41,044. With ongoing losses, our assets will not be sufficient for us to remain in business long enough to generate ongoing revenue. The Company licenses its technology platform from IceLounge Media for $50,000 per year under a five year license agreement. In 2014, IceLounge Media paid platform lease expense for the Company in a total amount $25,000. These borrowings bear no interest and are due on demand. As of September 30, 2014, the balance is $34,553. If the Company is unable to raise sufficient capital to repay these loans, it could lose its favorable lease terms, which could have a negative impact upon the Company due to default on its lease obligations. As such we will be seeking to raise additional capital in the near future but do not know the terms on which we would seek to raise capital. We believe we will need an additional $500,000 to complete our website launch and provide for operations for the next two years but have not determined the extent of our overall capital needs. We are able to stay in operations in our current state with about $50,000 to $75,000 in additional funding but this would not allow us to improve our website content or engage in any advertising to help increase visitors to our site. We are targeting raising $225,000 to $250,000 this year to meet our stated objectives as to the size of our proposed advertising campaign and anticipated support costs for such a campaign. At this time we have no commitments for funds and until we are able to raise such funds, we will have to continue to push our business plan timeline which may not be able to ever pursue the proposed business plan. We will continue to evaluate our capital needs once we test our site and user acquisition model, we will be better able to determine ongoing operating costs.

December 31, 2013

As of December 31, 2013, we had no current assets and no liabilities. Our only asset at December 31, 2013, was our momscorner.com website. Since the beginning of 2014, we have incurred additional expenses which previously were being covered by our parent, Icelounge Media. Without Icelounge Media covering our costs, we will need additional capital if we are going to remain in business.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2014

For the nine months ended September 30, 2014, we had no revenue and general and administrative expenses of $89,655 resulting in a net loss of $89,655. We do not anticipate any revenue or at least any significant revenue for the balance of 2014 and into the first part of 2015. Additionally, at this time, without having any revenue it is difficult to say when we will receive any revenue, if ever. As such we will be dependent on raising additional capital to fund operations. Additionally, we would anticipate our expenses to increase over the balance of 2014 as we have to cover costs which were previously handled by our former parent corporation as well as the costs associated with filing periodic reports with the SEC following the effectiveness of this Form 10 registration statement. As such, we would anticipate our losses to increase and if we are not able to obtain additional capital it is highly unlikely we will be able to remain in business. Currently, we have a monthly burn rate of $10,000 to operate our website and continue its development. These funds are primarily spent on our website development. We anticipate our burn rate will increase to $15,000 as we move to expand our website offering and deal with additional compliance costs. We are relying on our management which has not been receiving compensation to continue this development. Even with the contribution of our management’s time, we need to spend advertising dollars with third parties to help drive users to our site and develop additional third party content. Until we are able to raise capital to spend on advertising and content development, our site will not generate significant web traffic and accordingly revenue.

Year ended December 31, 2013

In 2013, we had limited operations with the majority of our costs being absorbed by our parent IceLounge Media. We had no revenue and general and administrative costs of $125,584 resulting is a net loss of $125,584 for the year ended December 31, 2013. Without our former parent company to absorb most of the development and operating costs of the Company, we anticipate our costs to increase substantially over 2014, particularly with the launch of our website.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3. PROPERTIES

We currently do not have any properties and rent space from another party for $600 per month on a month to month lease at 1828 Broadway, 2nd Floor, Suite C in Santa Monica California. Our properties consist of approximately five hundred square feet of office space. We believe this space is sufficient for our current operations and can be expanded to cover our anticipated needs through the first part of 2016 at which time we will evaluate our employment needs to see if additional space will be required. Since we are a web based company, we only require office space for our management, support personnel and programmers

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners:

The following table sets forth as of November 5, 2014, the name and the number of shares of Moms Online' Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by Moms Online to own beneficially, more than 5% of the 4,265,995 issued and outstanding shares of Moms Online' Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

Name and Address of Beneficial Owner	Amount of Beneficial Owner	Percentage of Outstanding Common stock

Principal Shareholders	2,021,620	47.39%
Ice Lounge Media, Inc.(1)
429 W Plumb Ln
Reno, NV 89509

Calvin Wong (1)	2,925,120	68,57%
429 W Plumb Ln
Reno, NV 89509

Ed Wong (1)	2,492,870	58.44%
429 W Plumb Ln
Reno, NV 89509

Officers and Directors
Calvin Wong	—See above—
Kevin Ghim	98,750	2,31%
Scott E. Lybbert	62,500	1.46%
Cherry Lu	50,000	1,17%
Director and executive officer of the Company (4 individuals)	3,136,370	73.52%

_________________________________

(1)

Ice Lounge Media is controlled by Calvin Wong and Ed Wong both of whom would be deemed to have beneficial ownership over the IceLounge Media shares of the Company. Calvin Wong owns 903,500 shares directly in the Company and through his control of IceLounge Media, which includes being the chairman of IceLounge Media, Calvin Wong would be deemed to beneficially own the 2,021,620 shares owned by IceLounge Media. Ed Wong owns 471,250 shares directly and through his share ownership in IceLounge Media would be deemed to beneficial own the 2,021,620 shares held by IceLounge Media.

Control by Existing Stockholders

Current management has direct ownership of over 26% of the issued and outstanding shares of common stock. Additionally, when combined with the ownership of Ice Lounge Media which controls over 47% of the issued and outstanding shares, the current management and companies they control would be deemed to beneficial control approximately 73% of the voting power in the Company. As a result, it is likely they will be able to control Moms Online and will most likely continue to be in a position to elect at least a majority of the Board of Directors of Moms Online, to dissolve, merge or sell the assets of Moms Online, and generally, to direct the affairs of Moms Online.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Total	NA	NA	NA

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Management

The following table sets forth information with respect to the officers and directors of Moms Online. Moms Online’s directors serve for a term of one year and thereafter until their successors have been duly elected by the stockholders and qualified. Moms Online’s officers serve for a term of one year and thereafter until their successors have been duly appointed by the Board of Directors and qualified.

Name	Age	Title	Date of Election or Designation
Calvin Wong	42	Chairman, Director	December 28, 2013
Kevin Ghim	42	President	December 28, 2013
Cherry Lu	41	Secretary, Director	December 28, 2013
Scott E. Lybbert	56	CFO, Director	December 28, 2013

Calvin Wong, Chairman, has been an executive or high level advisor at multiple digital media organizations. In 2013 and 2014 he was COO of Media Spike and SVP of SnakBlox, both are in the mobile ad space. He was the COO at Appssavvy Inc. from 2008 to 2010 which was engaged in the development and marketing of advertising technology. Mr. Wong was SVP Client Solutions & Co-founder at Community Connect Inc. from 1997 to 2008 prior to its acquisition by Radio One (Nasdaq: ROIAK); mentor/advisor to TechLaunch. Mr. Wong has been with IceLounge since 2010 to the present.

Kevin Ghim, President. In addition to his work with the Company, since 2014, Mr. Ghim is a senior product manager for Mozilla which develops and runs the Firefox web browser. From 2012 to 2014, Mr. Ghim was the chief product officer of IceLounge Media. Prior to joining IceLounge Media. from 2010 to 2012, Mr. Ghim was the senior director of product management for 33Across which engaged in social advertising. Mr. Ghim was also senior direct of product development at Appssavvy from 2008 to 2010 which was engaged in advertising technology.

Cherry Lu, Corporate Secretary and Director. Prior to joining the Company, Ms. Lu served as the marketing director for IceLounge Media from April 2012 and continues to serve in such capacity. Prior to joining IceLounge Media, from January 2011 to February 2012, Ms. Lu was a marketing manager for THQ, Inc. which engaged in video game publishing. From November 2008 to January 2011, Ms. Lu was a marketing manager for Disney Interactive Media.

Scott E. Lybbert, CFO and Director, is a former Manager at Price Waterhouse. Since March 2003, Mr. Lybbert has been Chairman, CFO and Director for Redify Group, Inc. (RDFY) formerly known as TGFIN Holdings, Inc. (TGFN). In Addition, he has been the CFO and Director of IceLounge Media, Inc. since June 2012 and CFO and Director of Social Quotient, Inc. and Moms Online, Inc. since December 2013.

None of our officers and directors has filed for bankruptcy, been convicted in a criminal proceeding or been the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Family Relationships

The officers and directors have no family relationships to any other related parties except Calvin Wong and Ed Wong are brothers and both are major shareholders of Ice Lounge Media.

ITEM 6. EXECUTIVE COMPENSATION

EXECTUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Moms Online’s chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2013 (collectively referred to as the "Named Executives"). No other executive officer serving during 2013 received compensation greater than $100,000.

SUMMARY COMPENSATION TABLE

Name and Principle Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All	Total Compensations
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kevin Ghim, President	12/31/2013	0	0	0	0	0	0	0	0

Scott E.	12/31/2013	0	0	0	0	0	0	0	0
Lybbert, CFO

Outstanding Equity Awards At Fiscal Year-End

We had no outstanding equity awards at fiscal year-end 2013.

Outstanding Equity Awards at Fiscal Year-End

Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Vested Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin Ghim	None	None	None	None	None	None	None	None	None
Scott E. Lybbert	None	None	None	None	None	None	None	None	None

Option/Stock Appreciation Rights (SAR) Grants in Last Fiscal Year

In fiscal 2013, there were no stock options or SAR Grants.

Stock Option Exercise

In fiscal 2013, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2013 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board of directors or both. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our directors for service on the Board of Directors during fiscal 2013.

No other compensation arrangements exist between Moms Online and our officers and directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Moms Online does not have any employment contracts with our executive officers. No other compensatory plan or arrangements exist between Moms Online and our executive officers that results or will result from the resignation, retirement or any other termination of such executive officers’ employment with Moms Online or from a change-in-control of Moms Online.

Report on Repricing of Options/SARs

During fiscal 2013, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer.

Report on Executive Compensation

The Board of Directors determines the compensation of Moms Online’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Moms Online to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. At this time, the Board of Directors has determined to not provide any compensation until additional progress is made on our business plan and additional capital is raised. At such time, executive compensation on an ongoing basis will be reviewed.

Code of Ethics

We do not have a code of ethics.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2013.

Option Plans

Moms Online has no option plans and no outstanding options.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties. During 2013, the Company was spun out of IceLounge Media, Inc. which maintained a 47.39% interests in the Company. IceLounge Media’s major shareholders are Calvin Wong and Ed Wong. Additionally, all of the officers of the Company have some ownership interest in IceLounge Media. The Company licenses its technology platform from IceLounge Media for $50,000 per year under a five year license agreement. In 2014, IceLounge Media paid platform lease expense for the Company in a total amount $34,553. These borrowings bear no interest and due on demand. As of September 30, 2014, the balance is $34,553. If the Company is unable to raise sufficient capital to repay these loans, it could lose its favorable lease terms, which could have a negative impact upon the Company with the loss of the lease on it technology platform.

During 2014, the Company was funded by Social Quotient, Inc. which was also spun off from IceLounge Media in 2013, Social Quotient has provided $58,437 in 2014 to the Company. IceLounge looked to spin off both Moms Online and Social Quotient based on the belief the two companies and their business would do better able to attract capital and employees if they were not under the umbrella of IceLounge. With IceLounge having to fund diverse operations and provide management and employee support for such operations, it became increasingly difficult to provide the focus the respective business needed as well as the ongoing funding. By completing the spin-off of the two businesses, IceLounge hoped the businesses would be able to attract capital freeing up IceLounge capital to focus on its ongoing operations as well as have these businesses attract employees that have expertise in their respective business focus. No additional consideration was received from the IceLounge shareholders by IceLounge or Social Quotient related to the spin-off. Additionally, all shareholders of IceLounge received a pro-rata proportion of shares of Social Quotient common stock. The distribution was based on the percentage of shares held in IceLounge with each shareholder receiving a pro-rata proportion based on their share ownership in IceLounge. With IceLounge being primarily funded through friends and family of its management, IceLounge was able to keep shareholders apprised of the proposed spin-off of Social Quotient and provide information to the shareholders as to Social Quotient and its new status and direction. As a private company, IceLounge did not make any announcements in the public space as to the spin-off of Social Quotient and instead directed communications to only its shareholders. IceLounge engaged in the spin-off on the belief it would be easier for Social Quotient to obtain funding and employees if it was not under the umbrella of IceLounge. With IceLounge trying to fund its own operations, IceLounge management determined it would be better for Social Quotient to have its own identity and focus outside of the IceLounge umbrella. It is the hope of IceLounge management, that Social Quotient will be able to attract its own funding and employees if it has a single focus and identity. Social Quotient was created by IceLounge and was a wholly owned subsidiary of IceLounge.

Except as set forth above, there were no material transactions, or series of similar transactions, during our Company’s last fiscal year and since inception, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

At this time, we do not have any independent directors. All our directors were all either founders, officers and major shareholders of Moms Online. Additionally, given the limited size of our board of directors, we have not set up any committees of the board of directors such as compensation, audit or nominating committees. As our operations expand, we hope to be able to add outside directors and set up these committees, but at this time, do not know when we will be able to add additional directors and set up such committees.

ITEM 8. LEGAL PROCEEDINGS

Moms Online is not, and has not been, involved in any legal proceedings during the last fiscal year.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Moms Online’s Common Stock is not quoted. Since its inception, Moms Online has not paid any dividends on its Common Stock, and Moms Online does not anticipate that it will pay dividends in the foreseeable future. At December 31, 2013, Moms Online had approximately 42 stockholders of record. As of December 31, 2013, Moms Online had 4,265,995 shares of its Common Stock issued and outstanding.

Possible Sale of Common Stock Pursuant to Rule 144

Moms Online has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts under Rule 144. Moms Online currently has 4,265,995 shares outstanding. In 2013, Moms Online was spun out of IceLounge Media and all of the current shareholders of the Company obtained their shares in the spin off. The spin off was done under exemptions from the registration provisions of the Securities Act and as such the shares received by the current shareholders would not be available for resale unless an exemption such as Rule 144 was available. Currently, Rule 144 would not be available until at least one year from the date of the acquisition of the shares. The acquisition of the shares would be the date all consideration was received for the shares. Once a company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, after 90 days from being subject to such reporting requirements, the holding period for stockholders would drop to six months. Moms Online would meet the shortened six month holding period under Rule 144 ninety days after the effectiveness of this registration statement. This discussion is only an overview and does not cover all conditions potential issues that could arise under Rule 144 but only meant to provide potential investors an understanding of when the prior shares sold by Moms Online may be available for resale. When the shares potentially become available for resale, there could be a depressive effect on any market that may develop for Moms Online’s common stock. Presently there is no secondary market for shares of Moms Online’s common stock and no assurance can be made that a secondary market will develop.

Reports to Stockholders

Upon the effectiveness of this Form 10, Moms Online will be required to file annual and quarterly reports with the Securities and Exchange Commission. These reports will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

Moms Online has not issued any shares except those to IceLounge Media as part of Moms Online founding and to initial officers and directors, in 2013 for compensating such persons. Additionally, three related parties have been issued shares to pay off debts owed to such related parties. Stock issued to officers and directors and related parties was recorded at approximately between $0.50 and $0.52. IceLounge Media spun off Moms Online in 2013. Moms Online relied on section 4(2) of the securities act for the stock issuance. The issuance to IceLounge Media was part of the formation of the Company which was originally formed as a wholly owned subsidiary of IceLounge Media and no shares were sold to third parties and, at the time, IceLounge Media and Moms Online relied on Section 4(2) for the issuance of the shares. The spin off from IceLounge Media of the Moms Online shares was pursuant to Section 4(2) of the Securities Act. Moms Online relied on Section 4(2) of the Securities Act as there were less than 35 non-accredited investors receiving shares under the spin off, there was no additional consideration received from the shareholders of IceLounge Media related to the spin off, no public communications was made and no vote of shareholders occurred related to the spin off.

All shares issued to officers, consultants, managers and related parties were pursuant to Section 4(2). A total of nine consultants, three officers of the Company and three related parties received shares. All related parties were already shareholders of the Moms Online and at the time of the issuance active in the business of Moms Online.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

DESCRIPTION OF SECURITIES

Moms Online is authorized to issue 75,000,000 shares of capital stock, par value $0.001 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. Moms Online’s bylaws provide that a majority of the issued and outstanding shares of Moms Online constitutes a quorum for shareholders’ meetings.

Shareholders of Moms Online have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Moms Online, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Moms Online seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that we will pay dividends in the foreseeable future.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. Future issuance of stock would most likely dilute the current ownership position and may be on terms and conditions more favorable than those terms and conditions of current shareholders.

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2013.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by current stockholders.

Transfer Agent

Moms Online’s transfer agent is Action Stock Transfer Company, 2469 E. Ft. Union Blvd, Suite 214, Salt Lake City, Utah 84121; telephone number 801-274-1088.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Nevada Corporation Law provides in relevant parts as follows:

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

There are no provisions in our Articles of Incorporation that protect or indemnify our directors or executive officers beyond what is permitted by Nevada Law as summarized above.

Our bylaws provide that we may indemnify our officers and directors and may advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise. The Board of Directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of Moms Online pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

At this time, there are no current or pending lawsuits which would require indemnification.

In the event that a claim for the indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudications of such issue.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements, notes thereto, and the related independent registered public accounting firm’s report of Moms Online are set forth immediately following the signature page to this Form 10 and are herein incorporated by this reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Moms Online has not had any disagreements with its independent registered public accounting firm.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page F-2 to our financial statements are herein incorporated:

Nine Months Ended September 30, 2014

Balance Sheets as of September 30, 2014 (Unaudited) and December 31, 2013

Unaudited Statements of Operations for the Three and Nine months ended September 30, 2014

Unaudited Statements of Cash Flows for the Nine Months ended September 30, 2014

Notes to Unaudited Financial Statements for the Nine Months ended September 30, 2014

December 31, 2013

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2013

Statements of Operations for the Years ended December 31, 2013

Statements of Stockholders' Equity (Deficit) for the for the period from inception through December 31, 2013

Statements of Cash Flows for the Years ended December 31, 2013

Notes to Financial Statements for the Years ended December 31, 2013

PART III

ITEM 1. INDEX TO EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K.

Exhibit No.	SEC Reference No.	Title of Document	Location

3(i)	3.01	Articles of Incorporation	Incorporated by Reference*

3(i)	3.02	Article IV of the Articles of Incorporation	Incorporated by Reference*

3(ii)	3.03	Amended and Restated Bylaws of Moms Online	Incorporated by Reference*

4	4.01	Specimen Stock Certificate	Incorporated by Reference*

10	10.01	License Agreement – IceLounge	Incorporated by Reference*

*Incorporated by Reference from the Company’s Form 10 filed on October 25, 2014 and amended on November 10, 2014.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized.

MOMS ONLINE, INC.

December 2, 2014

By: /s/ Kevin Ghim

Kevin Ghim, CEO, Principal Executive

December 2, 2014

By: /s/ Scott E. Lybbert

Scott E. Lybbert, Principal Accounting Officer

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned in the capacities and on the dates stated.

Signature	Title	Date

/s/ Calvin Wong	Director	December 2, 2014
Calvin Wong

/s/ Scott E. Lybbert	Director, Principal Accounting Officer	December 2, 2014
Scott E. Lybbert

/s/ Cherry Lu	Director	December 2, 2014
Cherry Lu

Moms Online, Inc.

Financial Statements

Nine Months Ended September 30, 2014

Balance Sheets as of September 30, 2014 (Unaudited) and December 31, 2013

Unaudited Statements of Operations for the Three and Nine months ended September 30, 2014

Unaudited Statements of Cash Flows for the Nine Months ended September 30, 2014

Notes to Unaudited Financial Statements for the Nine Months ended September 30, 2014

December 31, 2013

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2013

Statements of Operations for the Years ended December 31, 2013

Statements of Stockholders' Equity (Deficit) for the for the period from inception through December 31, 2013

Statements of Cash Flows for the Years ended December 31, 2013

Notes to Financial Statements for the Years ended December 31, 2013

Moms Online, Inc.

Financial Statements

As of September 30, 2014

MOMS ONLINE, INC.

FINANCIAL STATEMENTS

(UNAUDITED)

September 30, 2014

The financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, in the opinion of management, all adjustments (which include only normal recurring accruals) necessary to present fairly the financial position and results of operations for the periods presented have been made. These financial statements should be read in conjunction with the accompanying notes, and with the historical financial information of the Company.

MOMS ONLINE, INC.

BALANCE SHEETS

(Unaudited)

	September 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Moms Corner website	27,657	17,831
Total Assets	$27,657	$17,831

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities
Accrued expenses	$5,460	$-
Due to parent	34,553	-
Due to related parties	1,031	-
Total current Liabilities	$41,044	$-

Stockholder’s Equity (Deficit)
Common Stock ($.001 par value) 75,000,000shares authorized, 4,265,995 and 4,265,995 issued and outstanding	4,266	4,266
Additional paid-In capital	282,195	223,758
Accumulated deficit	(299,848)	(210,193)
Total Stockholder's Equity (Deficit)	(13,387)	17,831
Total Liabilities and stockholder's Equity (Deficit)	$27,657	$17,831

The accompanying notes are an integral part of these unaudited Financial Statements.

MOMS ONLINE, INC.

UNAUDITED STATEMENTS OF OPERATIONS

(Unaudited)

	April 1 to	April 1 to	January 1 to	January 1 to
	September 30	September 30	September 30	September 30
	2014	2013	2014	2013
General and Administrative	$33,284	$16,306	$89,655	$48,917

Net Loss	$(33,284)	$(16,306)	$(89,655	$(48,917)

Basic and Diluted Income (loss) per share	$(0.01)	$(0.00)	$(0.02)	$(0.01)
Weighted average number of shares outstanding	4,265,995	4,265,995	4,265,995	4,265,995

The accompanying notes are an integral part of these unaudited Financial Statements.

MOMS ONLINE, INC.

UNAUDITED STATEMENTS OF CASH FLOWS

(Unaudited)

	January 1 to		January 1 to
	September 30		September 30
	2014		2013
Statement of Cash Flows
Cash Flows from Operating Activities
Net Loss	$(89,655)		$(48,917)
Adjustments to reconcile Net Loss to net cash provided by operations
Changes in assets and Liabilities:
(Decrease) increase Stock compensation payable	$-		$21,821
(Decrease) increase in Accrued liabilities	5,460		-
(Decrease) increase in Due to related parties	59,468		21,168
(Decrease) increase in Due to parent company	34,553		5,928
Net cash provided by (used in) operating activities	$9,826	$	−
Cash Flows from Investing Activities
Investment In Website	$(9,826)		$-
Net cash provided by (used in) Investing activities	$(9,826)		$-
Cash Flows from Financing Activities
Paid In Capital	$-		$-
Net cash provided by (used in) Financing activities	$-		$-
Net increase in cash and cash equivalents	-		-
Cash and cash equivalents, beginning of period	$-		$-
Cash and cash equivalents, end of period	$-		$-
Cash paid during the period for Income Taxes	$-		$-
Non Cash Transactions
Expense paid by related party	$58,437		$-

The accompanying notes are an integral part of these unaudited Financial Statements.

MOMS ONLINE, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 1: THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions Regulation S-X of the United States Securities and Exchange Commission. Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is the Company’s opinion, however, that the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Registration Statement on Form 10 for the years ended December 31, 2013 and 2012, as included elsewhere in this Form 10. The interim results for the nine months ended September 30, 2014 are not necessarily indicative of the results to be expected for the year ending December 31, 2014, or for any future interim periods.

Development Stage Company

The Company has limited operations and is considered to be in the development stage. In the period ended September 30, 2014, the Company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

NOTE 2: GOING CONCERN

As shown in the accompanying financial statements, we have incurred losses in each year since inception and have an accumulated deficit of $299,848 and no cash on hand as of September 30, 2014. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3: RELATED PARTY TRANSACTIONS AND RELATIONSHIPS:

All directors are related parties. IceLounge Media, Inc. “ILMI” funded 100% of the development of the Momscorner.com website prior to December 31, 2013. ILMI spun off the website to MOI (the “Company”). All amounts due to related parties were converted to stock in 2013 by prior agreement. The stock fair value was determined to be $0.5168 per share, based on the fair values of the website and the anticipated public filing.

MOMS ONLINE, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2014

NOTE 3: RELATED PARTY TRANSACTIONS AND RELATIONSHIPS (continued):

During the nine months ended September 30, 2014, the Company was funded Social Quotient, Inc. which was also spun off from ILMI in 2013. The net amounts due between the Company and Social Quotient, Inc. were recorded as additions to/reductions in, respectively, Paid in Capital, such that there was no payable/receivable between them at either September 30, 2014 or December 31, 2013. During the nine months ended September 30, 2014, Social Quotient, Inc. has distributed $58,437 of its cash to pay for the expense of the Company.

During the nine months ended September 30, 2014, the Company has borrowed from one officer to pay various office and travel expenses. These borrowings bear no interest and due on demand. As of September 30, 2014, the balance is $1,031.

During the nine months ended September 30, 2014, the former parent company, ILMI, paid platform lease expense for the Company in a total amount $34,553. These borrowings bear no interest and due on demand. As of September 30, 2014, the balance is $34,553.

NOTE 4: EQUITY

During the second quarter of 2014, the Board of Directors declared a one-for-four reverse stock split and to recall previously issued shares in exchange for the post reverse split shares. The stock split decreased the Company's outstanding shares from approximately 17 million shares to 4.3 million shares as of September 30, 2014. All historical share and per share information has been recast to reflect the changes in the Company's equity structure.

Moms Online, Inc.

(A Development Stage Company)

Financial Statements

December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Moms Online, Inc.

(A Development Stage Company)

Reno, Nevada

We have audited the accompanying balance sheets of Moms Online, Inc. (a development stage company) as of December 31, 2013 and 2012 and the related statements of operations, shareholders’ equity, and cash flows for each of the years then ended and from inception of the development stage on October 1, 2010 to December 31, 2013.. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Moms Online, Inc. as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended and from inception of the development stage on October 1, 2010 to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Moms Online, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Moms Online, Inc. has suffered losses from operations and has no cash, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 5, 2014

MOMS ONLINE, INC.

(A Development Stage Company)

BALANCE SHEETS

	December 31,	December 31,
	2013	2012

ASSETS
Moms Corner website	$17,831	$17,831
Total Assets	$17,831	$17,831

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Stock Compensation payable	$-	$30,793
Due to parent	-	32,887
Due to related parties	-	38,760
Total current Liabilities	-	102,440

Stockholders’ Equity (Deficit)
Common Stock ($.001 par value) 75,000,000 shares authorized, 4,265,995 and 4,265,995 issued and outstanding	4,266	-
Additional paid-In capital	223,758	-
Retained deficit	(210,193)	(84,609)
Total Stockholder's Equity (Deficit)	$17,831	$(84,609)
Total Liabilities and stockholder's Equity (Deficit)	$17,831	$17,831

The accompanying notes are an integral part of these Financial Statements.

MOMS ONLINE, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year Ended December 31,	Year Ended December 31,	From inception of development stage on October 1, 2010 to December
	2013	2012	31, 2013
General and Administrative	$125,584	$76,886	$210,193

Net Loss	$(125,584)	$(76,886)	$(210,193)

Basic and Diluted Income (loss) per share	$(0.03)	$-
Weighted average number of shares outstanding	4,265,995	-

The accompanying notes are an integral part of these Financial Statements.

MOMS ONLINE, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013	Year Ended December 31, 2012	From inception of development stage on October 1, 2010 to December 31, 2013
Statement of Cash Flows
Cash Flows from Operating Activities
Net Loss	$(125,584)	$(76,886)	$(210,193)
Adjustments to reconcile Net Loss to net cash provided by operations
Changes in assets and Liabilities:
(Decrease) increase Stock compensation payable	72,244	22,575	98,741
(Decrease) increase in Due to related parties	29,658	31,158	64,617
(Decrease) increase in Due to parent company	23,682	23,153	46,835
Net cash provided by (used in) operating activities	$-	$-	$-
Net increase in cash and cash equivalents	-	-	-
Cash and cash equivalents, beginning of period	-	-	-
Cash and cash equivalents, end of period	$-	$-	$-

Non-cash transactions
Stock issued for website capitalized costs	$-	$17,831	$17,831

The accompanying notes are an integral part of these Financial Statements.

MOMS ONLINE, INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS'EQUITY (DEFICIT)

Years ended December 31, 2013 and 2012 and the

Period from October 1, 2010 (Inception) through December 31, 2013

	Common stock		Additional Paid in	Retained Earnings	Total Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity

Net loss from operations for the year ended December 31,2011	-	$-	$-	$(7,723)	$(7,723)

Balances, December 31, 2011	-	-	-	(7,723)	(7,723)

Net loss from operations for the year ended December 31,2012	-	-	-	(76,886)	(76,886)

Balances, December 31, 2012	-	-	-	(84,609)	(84,609)

Stock issued to founders and parent company	3,820,000	3,820	(3,820)	-	-
Stock issued for stock compensation payable	199,375	199	102,838	-	103,037
Stock issued to related parties for conversion of payables	246,620	247	124,740	-	124,987
Net loss from operations for the year ended December 31,2013	-	-	-	(125,584)	(125,584)

Balances, December 31, 2013	4,265,995	$4,266	$223,758	$(210,193)	$17,831

The accompanying notes are an integral part of these Financial Statements.

MOMS ONLINE, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

The Registrant consists of MOMS ONLINE, INC. (“MOI,” the “Company”), which was incorporated in Nevada on October 1, 2010. Ice Lounge Media, Inc., (“ILMI,” its parent company) assembled the development and management teams, engaged professional service providers, and provided project management for several projects, including the main asset of MOI, the “Mom’s Corner Project” (“MCP”). On December 28, 2013 ILMI spun off the assets, liabilities and operating history of MCP to the Company, a related party. These financial statements represent the financial position, results of operations, and cash flows of MOM’S ONLINE, INC. from inception (October 1, 2010, including the period in which the activity was an internal project of ILMI) to the reporting date of December 31, 2013. The Company has been in the Development Stage since inception.

Use of Management's Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company plans to recognize revenue from Internet sales as cash is received. Internet memberships are amortized over the membership period, as received and advertising revenues are amortized over the advertising period, as received.

Website development

The Company developed the Mom’s Corner website. The company released its Beta version on October 1, 2011 and released its live version on February 1, 2012. Certain costs incurred in development during 2011 and 2012 were capitalized. Because the original development agreement contemplated the spin-off of the website to MOI by Ice Lounge and payment for all of Ice Lounge’s development costs in only shares of MOI, the recorded value of all website development costs and operating expenses since inception has been recorded at the fair value of the shares paid for those services and expenses.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. There have been no impairment charges to date.

MOMS ONLINE, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

The Company accounts for the issuance of stock, stock options, stock warrants and other share based payment arrangements in accordance with the provisions of ASC 718-10. We measure compensation costs related to our share-based payment transactions at fair value on the grant date and recognize those costs in the financial statements over the vesting period during which the employee provides service in exchange for the grant.

Earnings (Loss) Per Share

The Company computes earnings or loss per share in accordance with ASC 260-10. Basic earnings per share excludes the dilutive effects of options, warrants and convertible securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock. Diluted earnings per share is computed based upon the weighted average number of common shares and dilutive common equivalent shares outstanding.

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Because all expenses since inception have been paid for with development stage stock, there are no net operating losses to date available to offset future income.

2. GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $210,193 since inception and have no cash on hand. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3. RELATED PARTY TRANSACTIONS AND RELATIONSHIPS:

All directors are related parties. ILMI has funded 100% of the development of the Mom’s Corner website. ILMI spun off the MC Project to MOI (the “Company”). All amounts due to related parties were converted to stock in 2013 by prior agreement. The stock fair value was determined to be $0.5168 per share, based on the fair values of the website and the anticipated public filing.

4. SUBSEQUENT EVENTS

During 2014, $22,909 was borrowed from a related party, due on demand with no interest.